Filed Pursuant to Rule 433

Registration Statement 333-216060

May 8, 2017

Amgen Inc.

FIXED RATE NOTES TERM SHEET

Dated May 8, 2017

$700,000,000 1.900% Senior Notes due 2019 (the “2019 Notes”)

$700,000,000 2.200% Senior Notes due 2020 (the “2020 Notes”)

$1,500,000,000 2.650% Senior Notes due 2022 (the “2022 Notes”)

This term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus supplement, dated May 8, 2017, and the accompanying prospectus (including the documents incorporated by reference in the accompanying prospectus) relating to these securities.

Issuer:	Amgen Inc.

Ranking:	Senior Unsecured

Principal Amount:	2019 Notes: $700,000,000 aggregate principal amount 2020 Notes: $700,000,000 aggregate principal amount 2022 Notes: $1,500,000,000 aggregate principal amount

Maturity Date:	2019 Notes: May 10, 2019 2020 Notes: May 11, 2020 2022 Notes: May 11, 2022

Coupon:

2019 Notes: 1.900% per annum, accruing from and including May 11, 2017

2020 Notes: 2.200% per annum, accruing from and including May 11, 2017

2022 Notes: 2.650% per annum, accruing from and including May 11, 2017

Price to Public:

2019 Notes: 99.949% of principal amount

2020 Notes: 99.945% of principal amount

2022 Notes: 99.786% of principal amount

In each case, plus accrued interest from and including May 11, 2017, if settlement occurs after such date.

Yield to Maturity:	2019 Notes: 1.926% 2020 Notes: 2.219% 2022 Notes: 2.696%

Treasury Benchmark:	2019 Notes: 1.250% due April 30, 2019, yield to maturity 1.326% 2020 Notes: 1.500% due April 15, 2020, yield to maturity 1.519% 2022 Notes: 1.875% due April 30, 2022, yield to maturity 1.896%

Spread to Benchmark:	2019 Notes: 60 bps 2020 Notes: 70 bps 2022 Notes: 80 bps

Interest Payment Dates:

2019 Notes: May 10 and November 10 of each year, beginning on November 10, 2017

2020 Notes: May 11 and November 11 of each year, beginning on November 11, 2017

2022 Notes: May 11 and November 11 of each year, beginning on November 11, 2017

Reinvestment Rate (for make whole call):

2019 Notes: 10 bps;

2020 Notes: 12.5 bps;

2022 Notes: 15 bps;

in each case plus the arithmetic mean of the yields under the respective heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid.

Trade Date:	May 8, 2017

Settlement Date:	May 11, 2017 (T+3)

CUSIP:	2019 Notes: 031162 CK4 2020 Notes: 031162 CM0 2022 Notes: 031162 CP3

ISIN:	2019 Notes: US031162CK45 2020 Notes: US031162CM01 2022 Notes: US031162CP32

Denominations:	$2,000 x $1,000

Ratings:	Moody’s: Baa1 S&P: A

Concurrent Offering:	$300,000,000 Senior Floating Rate Notes due 2019 $300,000,000 Senior Floating Rate Notes due 2020

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Goldman Sachs & Co. LLC Barclays Capital Inc. Mizuho Securities USA LLC

Senior Co-Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers:

Credit Suisse Securities (USA) LLC

HSBC Securities (USA) Inc.

MFR Securities, Inc.

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

UBS Securities LLC

Wells Fargo Securities, LLC

Amgen Inc. has filed a registration statement (including a prospectus dated as of February 14, 2017) and a prospectus supplement dated as of May 8, 2017 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents Amgen Inc. has filed with the SEC for more complete information about the issuer and this offering. You should rely on the prospectus, prospectus supplement and any relevant free writing prospectus or term sheet for complete details. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained from (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, (ii) Goldman Sachs & Co. LLC at 1-866-471-2526, (iii) Barclays Capital Inc. at 1-888-603-5847 or (iv) Mizuho Securities USA LLC at 1-866-271-7403.

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s and S&P. Each of the security ratings above should be evaluated independently of any other security rating.

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